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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on January 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GTECH HOLDINGS CORPORATION
GTECH CORPORATION
GTECH RHODE ISLAND CORPORATION
GTECH LATIN AMERICA CORPORATION
(exact name of registrant as specified in its charter)

DELAWARE DELAWARE RHODE ISLAND DELAWARE (States or other jurisdictions of incorporation or organization)	7370 7370 7370 7370 (Primary Standard Industrial Classification Code Number)	05-0451021 05-0389840 06-1493040 05-0449895 (I.R.S. employer identification numbers)

GTECH HOLDINGS CORPORATION
GTECH CORPORATION
GTECH RHODE ISLAND CORPORATION
GTECH LATIN AMERICA CORPORATION
55 TECHNOLOGY WAY
WEST GREENWICH, RHODE ISLAND 02817
(401) 392-1000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

MICHAEL K. PRESCOTT, ESQ.
VICE PRESIDENT
AND
DEPUTY GENERAL COUNSEL
GTECH HOLDINGS CORPORATION
55 TECHNOLOGY WAY
WEST GREENWICH, RHODE ISLAND 02817
(401) 392-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

EUGENE W. McDERMOTT, JR.
EDWARDS & ANGELL, LLP
2800 FINANCIAL PLAZA
PROVIDENCE, RHODE ISLAND 02903
(401) 274-9200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(2)

4.50% Senior Notes due 2009	$150,000,000	100%	$150,000,000	$17,655

5.25% Senior Notes due 2014	$150,000,000	100%	$150,000,000	$17,655

Guarantees on 4.50% Senior Notes due 2009(3)	—	—	—	(4)

Guarantees on 5.25% Senior Notes due 2014(3)	—	—	—	(4)

Total				$35,310

(1)
Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(f).
(2)
Calculated by multiplying 0.00008090 by the proposed maximum aggregate offering price.
(3)
GTECH Corporation is a wholly-owned subsidiary of GTECH Holdings Corporation. GTECH Rhode Island Corporation and GTECH Latin America Corporation are wholly-owned subsidiaries of GTECH Corporation. Each of those entities has guaranteed the notes being registered.
(4)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale are not permitted.

Subject to Completion, dated January 12, 2005

PROSPECTUS

$300,000,000

GTECH Holdings Corporation

Offer to Exchange Up To $150,000,000
Principal Amount of 4.50% Senior Notes due 2009
For Any and All Outstanding 4.50% Senior Notes due 2009

Offer to Exchange Up To $150,000,000
Principal Amount of 5.25% Senior Notes due 2014
For Any and All Outstanding 5.25% Senior Notes due 2014

Interest Payable June 1 and December 1
Commencing June 1, 2005

The Exchange Offers and withdrawal rights will expire
at 5:00 P.M., New York City time, on                    , 2005, unless extended.

  •
  We hereby offer to exchange all of our outstanding 4.50% Senior Notes due 2009, fully and unconditionally guaranteed by GTECH Corporation and certain of its subsidiaries, for an equal principal amount of a new series of notes that are registered under the Securities Act of 1933.

  •
  We hereby offer to exchange all of our outstanding 5.25% Senior Notes due 2014, fully and unconditionally guaranteed by GTECH Corporation and certain of its subsidiaries, for an equal principal amount of a new series of notes that are registered under the Securities Act of 1933.

  •
  The exchange offers will expire at 5:00 P.M., New York City time, on                  , 2005, unless extended.

  •
  The exchange is subject to customary conditions, including that the exchange offers not violate applicable law or any applicable interpretation of the Securities and Exchange Commission.

  •
  You may withdraw your tender of your outstanding notes at any time before the expiration of the exchange offers.

  •
  The terms of the exchange notes to be issued are substantially identical to the outstanding 4.50% Senior Notes due 2009 or 5.25% Senior Notes due 2014, as applicable, except they are registered under the Securities Act of 1933 and are therefore fully transferable.

  •
  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the date each exchange offer is consummated (the "expiration date") and ending on the close of business 180 days after the applicable expiration date, subject to certain exceptions, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  •
  You may only tender your outstanding notes in denominations of $1,000 and multiples of $1,000.

  •
  The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

        Please see "Risk Factors" beginning on page 11, for a discussion of certain factors you should consider in connection with the exchange offers.

        Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2005

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of the incorporated document.

        When used in this prospectus, the terms "GTECH," "we," "our" and "us" refer to GTECH Holdings Corporation and its consolidated subsidiaries, including the subsidiary guarantors, unless otherwise specified or indicated by the context. All the marks contained in this prospectus are owned by, or licensed to, GTECH Corporation.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's internet site located at www.sec.gov. You can also inspect reports, proxy statements and other information about our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available free of charge from our website at www.GTECH.com. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We are "incorporating by reference" into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we

i

file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC (file no. 001-11250):

  •
  our Annual Report on Form 10-K, as amended, for the fiscal year ended February 28, 2004;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 29, 2004, August 28, 2004 (as amended) and November 27, 2004; and

  •
  our Current Reports on Form 8-K filed on July 1, 2004, July 29, 2004, October 29, 2004, November 16, 2004, November 17, 2004, November 22, 2004, and December 9, 2004.

        We also incorporate by reference any future filings made with the SEC (excluding information furnished in filings made under Items 2.02 or 7.01 of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before termination of the exchange offers.

        You may also obtain a copy of our filings with the SEC, other than an exhibit to those filings unless we have specifically incorporated an exhibit by reference therein, as well as copies of the indenture, registration rights agreement and other documents described herein, at no cost, by writing to or telephoning us at the following address:

GTECH Holdings Corporation
55 Technology Way
West Greenwich, Rhode Island 02817
(401) 392-1000
Attn: Investor Relations

        To obtain timely delivery, you must request this information no later than                  , 2005, which is five business days before the expiration date.

        We have not included separate financial statements of any subsidiary guarantors in this prospectus, nor do any of the subsidiary guarantors file reports with the SEC, because:

  •
  all of the voting rights of the subsidiary guarantors are owned, directly or indirectly, by GTECH Holdings Corporation, which files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934;

  •
  the subsidiary guarantors have jointly and severally, fully and unconditionally guaranteed the payment of the notes; and

  •
  GTECH Holdings Corporation includes a footnote in its financial statements presenting condensed consolidating financial information regarding the subsidiary guarantors in accordance with applicable accounting regulations of the SEC.

FORWARD-LOOKING INFORMATION

        Certain statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. We identify forward-looking statements by words such as "may," "will," "should," "could," "expect," "plan," "anticipate," "intend," "believe," "estimate," "continue" or similar terms that refer to the future. Such statements include, without limitation, statements relating to:

  •
  the future prospects for and stability of the lottery industry and other businesses in which we are engaged or expect to be engaged;

  •
  our future operating and financial performance (including, without limitation, expected future growth in revenues, profit margins and earnings per share);

  •
  our ability to secure and protect trademarks and other intellectual property rights;

ii

  •
  our ability to retain existing contracts and to obtain and retain new contracts;

  •
  competition in the online lottery industry and other businesses in which we are engaged or may engage and the impact of competition on our revenues and profitability;

  •
  our ability to realize the anticipated benefits of our acquisitions; and

  •
  the results and effects of legal proceedings and investigations.

        These forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, among other things, the matters described in this prospectus under "Risk Factors—Risk Factors Relating to Our Business."

iii

SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

The Company

General

        GTECH is a global technology services company providing software, networks and professional services that power high-performance solutions. We are the world's leading operator of highly-secure online lottery transaction processing systems, doing business in 53 countries worldwide, and we have a growing presence in commercial gaming technology and financial services transaction processing. Our core market is the lottery industry, for which we design, sell and operate a complete suite of lottery-enabled point-of-sale terminals that are electronically linked with a centralized transaction processing system which mediates lottery funds between the retailer, where a transaction is enabled, and the lottery authority. We currently operate, provide equipment and services to, or have entered into contracts to operate or provide equipment and services in the future to, 26 of the 41 online lottery authorities in the United States, and 67 of the 116 international online lottery authorities. In fiscal year 2004 and the first nine months of fiscal year 2005, we had revenues of $1.1 billion and $919.4 million, respectively, operating income of $287.9 million and $237.6 million, respectively, and net cash provided by operating activities of $414.3 million and $278.5 million, respectively.

        We provide integrated online lottery transaction processing solutions, services and products to governmental lottery authorities and governmental licensees worldwide. We offer our customers a full range of lottery technology services, including the design, assembly, installation, operation, maintenance and marketing of online lottery systems and instant-ticket support systems. Our lottery systems consist of numerous lottery terminals located in retail outlets, central computer systems, systems software and game software, and communications equipment which connects the terminals and the central computer systems. In fiscal 2004 and the first nine months of fiscal year 2005, approximately 91% and 87%, respectively, of our revenues were related to our online lottery services and products.

        In recent years, we have taken steps to broaden our offerings of high-volume transaction processing services outside of our core market of providing online lottery services. Transaction processing services we currently offer include the processing of utility bill payments and other financial transactions. During fiscal 2004, we acquired a controlling interest in PolCard S.A., a leading debit and credit card merchant transaction acquirer and processor in Poland. After the close of the second quarter of fiscal 2005, PolCard acquired privately-held BillBird S.A., a leading provider of electronic bill payment services in Poland. In addition, in appropriate circumstances, we seek to extend our online and video lottery product offerings through acquisitions. During fiscal 2004, we acquired Interlott Technologies, Inc., a leading provider of instant ticket vending machines for the worldwide lottery industry, and during the first quarter of fiscal 2005, we acquired privately-held Spielo Manufacturing Incorporated, a leading provider of video lottery terminals and related products and services to the global gaming industry. In addition, during the first quarter of fiscal 2005, we acquired Leeward Islands Lottery Holding Company Inc., a privately-held lottery operating company headquartered on the Caribbean islands of Antigua and St. Croix. Finally, in December 2004 we announced that we had signed an agreement to acquire a 50% controlling equity position in the Atronic group of companies from the owners of the Gauselmann Group, in a transaction which we expect to complete by the end of calendar year 2006. Atronic is one of the five largest slot makers globally, and is a market leader in Europe, Russia and Latin America, with a solid presence in the United States. In addition to manufacturing slot machines and games, Atronic develops customized solutions for dynamic gaming operations.

Recent Corporate Developments

        In October 2004, we announced that we signed a new $500 million unsecured revolving credit facility. The new credit facility matures in October 2009 and replaces our previous $300 million credit facility.

        In November 2004, we announced that our Board of Directors authorized a new open market share repurchase program for up to an aggregate of $100 million of our outstanding common stock through February 25, 2006. We contemplate that repurchases will be made through periodic purchases on the open market.

        As mentioned above, in December 2004, we announced that we had signed an agreement to acquire a 50% controlling equity position in the Atronic group of companies from the owners of the Gauselmann Group. The remaining 50 percent of Atronic will be retained by the owners of Gauselmann. Atronic is a video slot machine manufacturer that is a market leader in Europe, Russia and Latin America, with a solid presence in the United States. In addition to manufacturing slot machines and developing slot machine games, Atronic develops customized solutions for dynamic gaming operations. The final purchase price will be calculated through a performance-based formula equal to eight times Atronic's EBITDA (earnings before interest, taxes, depreciation and amortization) for its fiscal year 2006 ending December 31, 2006. In addition, in the twelve months after the closing, Atronic will also have the potential to receive an earn-out amount based on its 2007 performance above specified thresholds. We currently expect that the all-cash transaction will have a total value of approximately $100 million to $150 million, for our 50 percent share, including the assumption of debt. Beginning in 2012, we have the option to purchase Gauselmann's interest in Atronic and Gauselmann has a reciprocal right to sell its interest to us at a value determined by independent appraisers. There are also mutual put/call rights that may become effective before 2012, under certain circumstances. The exercise price under these circumstances will be calculated through a performance-based formula. The obligations of the sellers and us to consummate the transaction are subject to the granting of required regulatory and gaming license approvals, and other closing conditions. We currently expect the transaction to be completed on December 31, 2006.

Corporate Information

        GTECH Corporation was founded in 1980. GTECH Holdings Corporation acquired GTECH Corporation in a leveraged buy-out in February 1990. GTECH Holdings Corporation conducts business through its consolidated subsidiaries and unconsolidated affiliates and has, as its only material asset, an investment in GTECH Corporation, its wholly-owned subsidiary. For further information regarding the subsidiary guarantors, see "The Subsidiary Guarantors."

        Our and the subsidiary guarantors' principal executive offices are located at 55 Technology Way, West Greenwich, Rhode Island 02817, telephone number (401) 392-1000.

Summary of the Exchange Offers

The Exchange Offers	We are offering to exchange $1,000 principal amount of our 4.50% Senior Notes due 2009 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding unregistered 4.50% Senior Notes due 2009 which were issued by us on November 19, 2004 in a private offering.

We are also offering to exchange $1,000 principal amount of our 5.25% Senior Notes due 2014 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding unregistered 5.25% Senior Notes due 2014 which were also issued by us on November 19, 2004 in a private offering.

We refer to the 4.50% notes due 2009 and the 5.25% notes due 2014 which we sold in November 2004 in a private offering as the "outstanding notes," and we refer to the registered 4.50% notes due 2009 and 5.25% notes due 2014 that we are offering in exchange for the outstanding notes as the "exchange notes." We refer to the exchange notes and the outstanding notes together as the "notes." Unless we indicate differently, when we use the term "exchange notes," "4.50% notes due 2009" or "5.25% notes due 2014" in this prospectus, we mean the new notes that we will issue to you if you exchange your outstanding notes.

In order for your outstanding notes to be exchanged, you must properly tender them before the applicable exchange offer expires. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the related exchange offer expires.
You may tender your outstanding notes for exchange in whole or in part in integral multiples of $1,000 principal amount.
Registration Rights Agreement
We sold the outstanding notes on November 19, 2004 to a group of initial purchasers represented by Banc of America Securities LLC and Citigroup Global Markets Inc. Simultaneously with that sale we signed a registration rights agreement with the representatives of the initial purchasers that requires us to conduct these exchange offers.
After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
For a description of the procedures for tendering outstanding notes, see "The Exchange Offers—Procedures for Tendering Outstanding Notes."

Expiration Date
The exchange offers will expire at 5:00 p.m., New York City time, on , 2005 unless extended by us, in which case the expiration date will mean the latest date and time to which the applicable exchange offer is extended. See "The Exchange Offers—Expiration Date; Extensions; Amendments."
Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the resale of outstanding notes under the Securities Act.
Conditions to the Exchange Offers
Each exchange offer is subject to several customary conditions that we may waive at our sole discretion. All of these conditions, other than those dependent upon the receipt of necessary government approvals, must be asserted, satisfied or waived by us on or before the expiration of the applicable exchange offer. The exchange offers are not conditioned upon any minimum aggregate principal amount at maturity of outstanding notes being tendered. See "The Exchange Offers—Conditions to the Exchange Offers."
We reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:
• to delay acceptance of the outstanding notes for exchange;
• to terminate either or both exchange offers if certain specified conditions have not been satisfied;
•
to extend the expiration date of either or both exchange offers and retain all outstanding notes tendered pursuant to the extended exchange offer, subject, however, to the right of the holders of outstanding notes to withdraw their tendered outstanding notes; and
• to waive any condition dependent on the receipt of necessary governmental approvals or otherwise amend the terms of the exchange offers in any respect.
See "The Exchange Offers—Expiration Date; Extensions; Amendments."
Withdrawal Rights
You may withdraw the tender of your outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading "The Exchange Offers—Withdrawal Rights."

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:
• complete and sign a letter of transmittal according to the instructions contained in the letter of transmittal; and
•
forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes that you tender or in compliance with the specified procedures for guaranteed delivery of your outstanding notes.
Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. You should send those documents only to the exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the exchange agent. See "The Exchange Offers—Exchange Agent."
Special Procedures for Beneficial Owners
If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes pursuant to the exchange offers. See "The Exchange Offers—Procedures for Tendering Outstanding Notes."
Resales of Exchange Notes
We believe that with the effectiveness of the registration statement of which this prospectus is a part you will be able to offer for resale, resell and otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an "affiliate" of GTECH or the subsidiary guarantors within the meaning of Rule 405 under the Securities Act.

Our belief is based on the interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered the exchange offers in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to these exchange offers.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See "Plan of Distribution."
Exchange Agent
The exchange agent for the exchange offers is SunTrust Bank. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offers—Exchange Agent" and in the letter of transmittal.
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. The net proceeds from the offering of the outstanding notes have been and will be used to for general corporate purposes, which may include funding future acquisitions. See "Use of Proceeds."
United States Federal Income Tax Consequences
Your acceptance of an exchange offer and the related exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange. See "The Exchange Offers—United States Federal Income Tax Consequences."

        See "The Exchange Offers" for more detailed information concerning the terms of the exchange offers.

Summary of the Exchange Notes

        The exchange offers relate to the exchange of up to $150,000,000 principal amount of outstanding 4.50% notes due 2009 and of up to $150,000,000 principal amount of outstanding 5.25% notes due 2014 for an equal principal amount of exchange notes of the applicable series. The form and terms of the exchange notes of each series are substantially identical to the form and terms of the outstanding notes of the related series, except that the exchange notes are registered under the Securities Act of 1933 and are therefore freely transferable. The exchange notes will evidence the same indebtedness as the outstanding notes which they replace. Both the outstanding notes and the exchange notes of both series are governed by the same indenture. For a more complete description of the terms of the notes, see "Description of the Exchange Notes."

Issuer	GTECH Holdings Corporation.
Notes Offered	$150,000,000 aggregate principal amount of 4.50% senior notes due 2009 and $150,000,000 aggregate principal amount of 5.25% senior notes due 2014.
Interest Payment Dates	June 1 and December 1, beginning on June 1, 2005.
Guarantees
The exchange notes will be fully and unconditionally guaranteed by GTECH Corporation, our direct subsidiary, and by GTECH Rhode Island Corporation and GTECH Latin America Corporation, Inc., each of which is a wholly-owned subsidiary of GTECH Corporation. We refer to these three subsidiaries collectively as the subsidiary guarantors. If, for any reason, we do not make payment of the principal of, interest or any other amounts required under the exchange notes or the indenture when due, whether at maturity, upon redemption or by acceleration or otherwise, the subsidiary guarantors will cause the payment to be made to or to the order of the trustee. In addition, if our revolving credit facility is guaranteed in the future by additional subsidiary guarantors, we will be required to cause those subsidiaries to also guarantee the exchange notes.
Ranking of the Notes and the Guarantees
The exchange notes will be unsecured and unsubordinated obligations of GTECH Holdings Corporation and will rank equally in right of payment with each other and with all our other existing and future unsecured and unsubordinated indebtedness. The guarantees will be unsecured and unsubordinated obligations of the subsidiary guarantors and will rank equally in right of payment with all of each subsidiary guarantor's existing and future unsecured and unsubordinated indebtedness, except to the extent prescribed by law.
Optional Redemption
We may redeem prior to maturity all or a part of the exchange notes at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the respective Make-Whole Amount, as defined under "Description of the Exchange Notes—Optional Redemption," for the notes being redeemed, plus, in each case, accrued interest to the redemption date.

Significant Covenants
We will issue the exchange notes under an indenture containing certain restrictive covenants for your benefit. The covenants, which are described under "Description of the Exchange Notes," restrict our ability, with certain exceptions, to:
• incur certain debt secured by liens;
• engage in certain sale and leaseback transactions; and
• merge, consolidate or transfer substantially all of our assets.
Trustee and Paying Agent	SunTrust Bank.
Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" beginning on page 11, before deciding whether to invest in the notes.
Governing Law	The indenture, the exchange notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Trading
The exchange notes will not be listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the exchange notes.

Summary Consolidated Financial Data

        The following summary consolidated financial data should be read in conjunction with the financial information included elsewhere or incorporated by reference in this prospectus. See "Where You Can Find More Information."

	Fiscal Year Ended										(Unaudited) Nine Months Ended
	February 28, 2004(a)		February 22, 2003		February 23, 2002		February 24, 2001		February 26, 2000		November 27, 2004		November 22, 2003
	(Dollars in thousands, except per share amounts)
Operating Data:
Revenues:
Services	$957,471		$868,896		$831,787		$856,475		$860,419		$753,385		$692,782
Sales of products	93,859		109,894		177,914		80,068		150,379		165,982		78,972

Total	1,051,330		978,790		1,009,701		936,543		1,010,798		919,367		771,754
Operating income	287,855		226,945		134,350		81,905		180,000		237,648		208,708
Interest expense, net of interest income(b)	5,186		7,430		17,426		21,569		25,523		8,785		3,294
Net income(b)	183,200		142,021		68,026		43,148		93,585		152,551		135,369
Earnings Per Share Data(c):
Basic	$1.57		$1.24		$0.58		$0.31		$0.65		$1.30		$1.17
Diluted(b)(d)	1.42		1.22		0.56		0.31		0.65		1.16		1.06
Balance Sheet Data (at end of period):
Cash and cash equivalents	$129,339		$116,174		$35,095		$46,948		$11,115		$309,601		$320,536
Investment securities available-for-sale	221,850		—		—		—		—		—		—
Total assets	1,559,131		954,195		853,829		938,160		891,023		1,862,503		1,485,977
Long-term debt, less current portion	463,215		287,088		329,715		316,961		349,400		754,888		557,912
Total debt	569,534		296,696		335,583		322,789		351,089		759,570		569,303
Shareholders' equity	562,289		315,566		202,955		314,362		296,576		634,787		515,694
Cash Flow Data:
Net cash provided by operating activities	$414,336		$332,256		$345,230		$251,970		$230,782		$278,476		$309,936
Net cash used for investing activities(e)	(612,459)		(158,608)		(164,726)		(162,566)		(164,343)		(173,290)		(328,232)
Net purchases (sales) of available-for-sale investment securities	221,850		—		—		—		—		(221,850)		—

Free cash flow(f)	$23,727		$173,648		$180,504		$89,404		$66,439		$(116,664)		$(18,296)

Net cash provided by (used for) financing activities	$206,937		$(96,193)		$(188,341)		$(50,725)		$(67,753)		$73,612		$219,396

Other Data:
Income before income taxes	$290,794		$229,066		$109,720		$70,735		$155,977		$237,803		$214,871
Interest expense	10,919		11,267		22,876		27,165		29,032		11,743		6,997
Depreciation and amortization	119,059		138,185		168,543		174,395		185,376		115,484		84,111

Earnings before interest, taxes, depreciation, and amortization(g)	$420,772		$378,518		$301,139		$272,295		$370,385		$365,030		$305,979

Ratio of earnings to fixed charges(h)	22.30	x	13.91	x	4.59	x	3.12	x	5.49	x	19.01	x	17.46	x
Number of lottery customers at period-end(i)	84		84		82		83		82		93		85

(a)
Fiscal 2004 was a 53-week year.

(b)
Had this offering been consummated on the first day of the fiscal year ended February 28, 2004 and on the first day of the nine month period ended November 27, 2004, interest expense, net of interest income, net income and diluted earnings per share would have been $20.3 million, $173.7 million and $1.35, respectively, for the fiscal year ended February 28, 2004 and $17.1 million, $99.5 million and $0.75, respectively, for the nine months ended November 27, 2004. The pro forma amounts do not purport to represent what our consolidated results of operations actually would have been if this transaction had occurred as of the date indicated or what our results will be for future periods.

(c)
Earnings per share data for all periods have been adjusted to reflect our 2-for-1 stock split consummated in the first quarter of fiscal year 2003 and our 2-for-1 stock split consummated in July 2004 (during the second quarter of fiscal 2005).

(d)
Our 1.75% convertible debentures, issued in December 2001, are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 72.7272 shares of common stock per $1,000 principal amount of debentures, which is equivalent to an initial conversion price of approximately $13.75 per share. The debentures become convertible when, among other circumstances, the closing price of our common stock is more than 120% of the conversion price (approximately $16.50 per share) for at least 20 out of 30 consecutive trading days prior to the date of surrender for conversion. There are a total of 12.7 million shares issuable upon the conversion of the debentures. During the fiscal year ended February 28, 2004, the debentures were convertible for 209 out of 256 trading days in the period, and approximately 10.4 million shares were included in the computation of diluted earnings per share. During the nine months ended November 27, 2004, the debentures were convertible on each trading day in the period, and all 12.7 million shares were included in the computation of diluted earnings per share. During the nine months ended November 22, 2003, the debentures were convertible for 144 out of 191 trading days, and accordingly, 9.6 million shares were included in the computation of diluted earnings per share for that period. For the fiscal years ended February 22, 2003 and February 23, 2002, none of the 12.7 million shares were included in the computation of diluted earnings per share because, in accordance with their terms, the debentures had not yet become convertible. On October 1, 2004, the Emerging Issues Task Force reached a consensus in Issue 04-08, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted EPS", that will require us to restate our diluted earnings per share for all periods during which our 1.75% convertible debentures were outstanding to include all shares issuable upon conversion of the convertible debentures in our diluted earnings per share computation regardless of whether or not the debentures were then convertible. EITF 04-08 will become effective in our fiscal 2005 fourth quarter. Giving effect to EITF 04-08, diluted earnings per share would have been $1.40 and $1.11 for the fiscal years ended February 28, 2004 and February 22, 2003, respectively, and $1.04 for the nine month period ended November 22, 2003.

(e)
Fiscal 2004 includes approximately $221.9 million of net purchases of available-for-sale investment securities and $74.4 million related to acquisitions. The nine months ended November 27, 2004 include approximately $221.9 million of net sales of available-for-sale investment securities and $200.8 million related to acquisitions.

(f)
Free cash flow (net cash provided by operating activities less net cash used for investing activities, excluding the net purchases (sales) of available-for-sale investment securities), represents the excess cash flows generated over and above the investment of capital required to both maintain and grow our ongoing revenue streams. Based upon the long term contractual cycles in our business, we believe free cash flow trends represent a useful guide to help determine the amount of internally generated capital available for enhancing long-term shareholder value, through a balance of investing in new growth opportunities, the tax efficient return of capital to our shareholders and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures because the measure does not contemplate all non-discretionary expenditures. As we define it, free cash flow may not be comparable to other similarly titled measures used by other companies.

(g)
We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, assists in explaining trends in our operating performance, provides useful information about our ability to incur and service indebtedness and is a commonly used measure of performance by securities analysts and investors in the gaming industry. EBITDA should not be considered as an alternative to operating income as an indicator of our performance or to cash flows as a measure of our liquidity. As we define it, EBITDA may not be comparable to other similarly titled measures used by other companies.

(h)
In computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, equity income, net of distributions, minority losses, amortization of capitalized interest and fixed charges excluding capitalized interest. "Fixed charges" consist of interest expense, an estimate of interest within rental expense and capitalized interest. After giving effect to the issuance and sale of the notes in this offering, the ratio of earnings to fixed charges would have been 10.67x for the fiscal year ended February 28, 2004 and 8.65x for the nine months ended November 27, 2004 if the offering had been consummated at the beginning of each of those periods. The pro forma amount does not purport to represent what the ratio actually would have been if this transaction had occurred as of the dates indicated or what our results will be for future periods.

(i)
A lottery customer is defined as a jurisdiction utilizing our systems or products for a traditional online lottery.

RISK FACTORS

        Investing in the notes involves risk. You should carefully consider the risks described below before deciding whether to tender your outstanding notes for exchange notes. The risks and uncertainties described below and elsewhere in this prospectus are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Relating to Our Business

Government regulations and other actions affecting the online lottery industry could have a negative effect on our business and sales.

        In the United States and in many international jurisdictions where we currently operate or seek to do business, online lotteries are not permitted unless expressly authorized by law. The successful implementation of our growth strategy and our business could be materially adversely affected if jurisdictions that do not currently authorize lotteries do not approve online lotteries or if those jurisdictions that currently authorize lotteries do not continue to permit such activities.

        Once authorized, the ongoing operations of lotteries and lottery operators are typically subject to extensive and evolving regulation. Lottery authorities generally conduct an intensive investigation of the winning vendor and its employees prior to and after the award of a lottery contract. Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically five percent or more) of our securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract. Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems upon foreign corporations, such as us, seeking to do business there.

        Further, there have been and may continue to be investigations of various types, including grand jury investigations, conducted by governmental authorities into possible improprieties and wrongdoing in connection with efforts to obtain and/or the awarding of lottery contracts and related matters. In light of the fact that such investigations frequently are conducted in secret, we may not necessarily know of the existence of an investigation which might involve us. Because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, continuing adverse publicity resulting from these investigations and related matters could have a material adverse effect on our reputation and business. See our annual and quarterly reports filed with the Securities and Exchange Commission and incorporated into this prospectus by reference for a discussion of a civil action initiated by federal attorneys with Brazil's Public Ministry against GTECH Brasil Ltda., our Brazilian subsidiary, or GTECH Brazil, and two of our former employees, among others; a criminal action recommended by federal attorneys with Brazil's Public Ministry alleging employee misconduct against two of our former employees, among others, and a related SEC investigation; and other legal proceedings involving our contractual relationship with Caixa Economica Federal, the Brazilian bank and operator of Brazil's National Lottery, or Caixa.

        Finally, sales generated by online lottery games are dependent upon decisions over which we have no control made by lottery authorities with respect to the operation of these games, such as matters relating to the marketing and prize payout features of online lottery games. Because we are typically compensated in whole or in part based on a jurisdiction's gross online lottery sales, lower than anticipated sales due to these factors could have a material adverse effect on our revenues.

We may be subject to adverse determinations in pending legal proceedings (including previously announced legal proceedings in Brazil) which could result in substantial monetary judgments or reputational damage.

        We are presently involved in a civil action that was initiated by federal attorneys with Brazil's Public Ministry against our subsidiary, GTECH Brazil, and two of our former employees, among others; a criminal action recommended by federal attorneys with Brazil's Public Ministry alleging employee misconduct against two of our former employees, among others, and a related SEC investigation; and other legal proceedings involving our contractual relationship with Caixa. We refer you to our annual and quarterly reports filed with the Securities and Exchange Commission and incorporated into this prospectus by reference for a more detailed discussion of these matters. We are also subject to other legal proceedings which are described more fully in those filings. We may not prevail in any of these legal proceedings. If we are not successful in defending these legal proceedings, we could incur substantial monetary judgments or penalties. If we are not successful in defending these proceedings, we may also suffer damage to our reputation, and whether or not we are successful, the proceedings may occupy the time and attention of our senior management.

Our lottery operations are dependent upon our continued ability to retain and extend our existing contracts and win new contracts.

        We derive the majority of our revenues and cash flow from our portfolio of long-term facilities management contracts. Upon the expiration of a contract, lottery authorities may award new contracts through a competitive procurement process. In addition, our lottery contracts typically permit a lottery authority to terminate the contract at any time for failure to perform and for other specified reasons, and many of our contracts permit the lottery authority to terminate the contract at will with limited notice and do not specify the compensation, if any, to which we would be entitled were such termination to occur.

        In addition, some of our lottery contracts permit the lottery authority to acquire title to our system-related equipment and software during the term of the contract or upon the expiration or earlier termination of the contract, in some cases without paying us any compensation related to the transfer of that equipment and software to the lottery authority.

        The termination of or failure to renew or extend one or more lottery contracts, the renewal or extension of one or more lottery contracts on materially altered terms or the loss of our assets without compensation could, depending upon the circumstances, have a material adverse effect on our business, financial condition, results and prospects.

Slow growth or declines in sales of online lottery goods and services could lead to lower revenues and cash flow.

        In recent years, as the United States lottery industry has matured, the rate of lottery sales growth has slowed and certain of our customers have from time to time experienced a downward trend in sales. These developments may in part reflect increased competition that the lottery industry has experienced in recent years for the consumers' entertainment dollar, including by virtue of a proliferation of destination gaming venues, and an increased availability of Internet gaming opportunities, as well as the relative difficulty of attracting younger consumers to playing online lottery games. Our future success will depend, in part, on the success of the lottery industry, as a whole, in attracting and retaining players in the face of such increased competition for the consumers'

entertainment dollar (which competition may well increase further in the future), as well as our own success in developing innovative products and systems to achieve this goal. Our future success also will depend, in part, on our ability to develop innovative products and services to permit us to successfully market transaction processing goods and services outside of the lottery industry. Our failure to achieve these goals could have a material adverse effect on our business, financial condition and results and prospects.

We derive close to half of our revenues from foreign jurisdictions (including over 10% in fiscal 2004 from Brazilian operations) and are subject to the economic, political and social instability risks of doing business in foreign jurisdictions.

        We are a global business and derive a substantial portion of our revenue from our operations outside the United States. In particular, in fiscal 2004, we derived approximately 49% of our revenues from our international operations and approximately 10.2% of our revenues from our Brazilian operations alone (including 9.7% of our revenues from the National Lottery of Brazil, our largest customer in fiscal 2004 based on annual revenues). In addition, a substantial portion of our assets are held outside of the United States and could be prevented by a foreign jurisdiction from leaving that country. On June 25, 2004, the judge hearing the civil action initiated by the public ministry attorneys in the Federal Court of Brasilia against GTECH Brazil and two of our former employees, among others, granted a procedural injunction ordering that 30% of payments due to GTECH Brazil from Caixa under its current contract be withheld and deposited into an account maintained by the court. The court also ordered that all assets of GTECH Brazil be identified to the court so as to prevent their transfer or disposition. See our annual and quarterly reports filed with the Securities and Exchange Commission and incorporated into this prospectus by reference for a discussion of various legal matters, including allegations of employee misconduct and challenges to our contract that may materially adversely affect our business in Brazil.

        We are also exposed to more general risks of international operations, including increased governmental regulation of the online lottery industry in the markets where we operate; exchange controls or other currency restrictions; and significant political instability. Other economic risks that our international activity subjects us to might include inflation, foreign exchange risks (both depreciation and devaluation), illiquid foreign exchange markets, high interest rates, debt default, unstable capital markets and foreign direct investment restrictions. Political risks include change of leadership, change of governmental policies, new foreign exchange controls regulating the flow of money into or out of a country, failure of a government to honor existing contracts, changes in tax laws and corruption, as well as global risk aversion driven by political unrest, war and terrorism. Finally, social instability risks include high crime in the countries in which we operate due to poor economic and political conditions, riots, unemployment and poor health conditions. These factors may affect our work force as well as the general business environment in a country. For additional financial information respecting geographic areas where we conduct business, see Note 24 to our consolidated financial statements included in our annual report on Form 10-K which is incorporated by reference into this prospectus.

        The occurrence of any of these events in the markets where we operate could jeopardize or limit our ability to transact business in those markets in the manner we expect and could have a material adverse effect on our business, financial condition, results and prospects.

Our results of operations are exposed to foreign currency exchange rate fluctuations which could result in lower revenues, net income and cash flows when such results are translated into U.S. Dollar accounts.

        Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign currency balance sheet accounts into United States dollar balance sheet accounts. We are exposed to foreign currency exchange rate fluctuations because a significant portion of our revenues is denominated in currencies other than the United States dollar. These foreign currency exchange rate fluctuations have in the past adversely affected our operating results and may continue to adversely affect our results of operations and the value of our assets outside the United States.

We have a concentrated customer base and the loss of any of our larger customers or lower sales from any of these customers could lead to lower revenue.

        Revenue from our top ten customers accounted for approximately 51% of our total revenues in fiscal year 2004. If we were to lose any of these larger customers, or if these larger customers experience slow lottery ticket sales and consequently reduced lottery revenue, our business, financial condition, results and prospects could suffer.

Our quarterly operating results may fluctuate significantly.

        We have experienced and may continue to experience significant fluctuations in our operating results from quarter to quarter due to such factors as the amount and timing of product sales, the occurrence of large jackpots in lotteries (which increase the amount wagered and our revenue) and expenses incurred in connection with lottery start-ups. Fluctuations in our operating results from quarter to quarter may cause our operating results to be below the expectations of securities analysts and investors, which could adversely affect the market value of the notes.

We operate in a highly competitive environment and increased competition may cause us to experience lower cash flows or to lose contracts.

        The online lottery industry has faced increased competition in recent years for the consumers' entertainment dollar, including from a proliferation of destination gaming venues and an increased availability of Internet gaming opportunities. In addition, in recent years there has been increased competition among domestic and international participants in the online lottery industry, which could adversely affect our ability to win renewals of contracts from our existing customers or to win contract awards from other lottery authorities. In addition, awards of contracts to us are, from time to time, challenged by our competitors. Increased competition also may have a material adverse effect on the profitability of contracts which we do obtain. Over the past several fiscal years, we have experienced and may continue to experience a reduction in the percentage of lottery ticket sales that we receive from certain customers resulting from contract rebids, extensions and renewals due to a number of factors, including the substantial growth of lottery sales over the last decade, reductions in the cost of technology and telecommunications services, and general market and competitive dynamics. We are unable to determine at this time the likely effect of this trend on our business.

We are subject to substantial penalties for failure to perform under our contracts.

        Our lottery contracts typically permit termination of the contract at any time for failure by us to perform and for other specified reasons and generally contain demanding implementation and performance schedules. Failure to perform under these contracts may result in substantial monetary liquidated damages, as well as contract termination. These provisions in our lottery contracts present an ongoing potential for substantial expense.

        Lottery contracts also generally require us to post a performance bond, which in some cases may be substantial, to secure our performance under such contracts. We paid or incurred liquidated damages with respect to our contracts in an amount equal to 0.50%, 0.47%, 0.14%, 0.47%, and 0.56% of our annual revenues in fiscal 2004, 2003, 2002, 2001 and 2000, respectively, and in an amount equal to 0.28% of our revenues for the first nine months of fiscal 2005. If we incur substantial liquidated damages in the future, it could significantly reduce the amount of funds that we have available for other uses in our business and may delay or prevent us from pursuing and achieving our growth strategy, which could have a material adverse effect on our business, financial condition, results and prospects.

We may not be able to respond to technological changes or to satisfy future technology demands of our customers, in which case we could fall behind our competitors.

        Most of our software and hardware products are based on proprietary technologies. While we believe that certain of our technologies, such as our Enterprise Series™ open-architecture software platform, provides an industry standard, if we were to fail to develop our product and service offerings to take advantage of technological developments, we may fall behind our competitors and our business, financial condition, results and prospects could suffer.

If we are unable to manage potential risks related to acquisitions, our business and growth prospects could suffer.

        Part of our growth strategy involves acquisitions designed to extend our product offerings and customer base. During fiscal 2004, we acquired Interlott Technologies, Inc., a leading provider of instant ticket vending machines for the worldwide lottery industry, and a controlling equity position in PolCard S.A., a leading debit and credit card merchant transaction acquirer and processor in Poland. Since the end of fiscal 2004, we acquired Spielo Manufacturing Incorporated, a leading provider of video lottery terminals and related products and services to the global gaming industry, and Leeward Islands Lottery Holding Company, Inc., a lottery holding company headquartered on the Caribbean islands of Antigua and St. Croix. In September 2004, PolCard acquired privately-held BillBird S.A., a leading provider of electronic bill payment services in Poland. Finally, in December 2004 we announced that we had signed an agreement to acquire a 50% controlling equity position in the Atronic group of companies from the owners of the Gauselmann Group, in a transaction which we expect to complete by the end of calendar year 2006. The Atronic group is a video slot machine manufacturer that is a market leader in Europe, Russia and Latin America, with a solid presence in the United States.

        Our ability to continue to expand successfully through acquisitions depends on many factors, including our ability to identify acquisition prospects and negotiate and close transactions. Even if we complete an acquisition, the integration of an acquired business into our operations involves numerous risks, including:

  •
  difficulties in integrating an acquired company's hardware and software products and services with our own;

  •
  the diversion of our resources and management's attention from other business concerns;

  •
  the potential loss of key employees;

  •
  risks associated with entering markets in which we may have little experience; and

  •
  the day-to-day management of a substantially larger and more geographically diverse combined company.

        We may not realize the synergies, operating efficiencies, market position or revenue growth we anticipate from acquisitions and our failure to effectively manage the above risks and other problems associated with acquisitions could have a material adverse effect on our business, growth prospects and financial performance.

        Acquisitions outside of our core lottery market may subject us to enhanced competition or regulatory requirements. For example, with the completion of our acquisition of Spielo, and our announced acquisition of a 50% controlling equity interest in Atronic, we have entered the broader gaming technology and services industry, where we expect to encounter significant competition. Also, gaming expansion outside of the core lottery industry may require us to obtain certain gaming licenses, and the completion of the Atronic transaction is subject to the granting of required regulatory and gaming license approvals, among other closing conditions. An inability to obtain any required gaming licenses may hinder our ability to complete the Atronic transaction or otherwise to execute our growth strategy.

        Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual indemnities we may receive from sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could also adversely affect our reputation and reduce the anticipated benefits of the acquisition.

Expansion of the gaming industry faces opposition which could limit our access to some markets.

        Gaming opponents continue to persist in efforts to curtail the expansion of legalized gaming. We can give no assurance that this opposition will not be successful in preventing the legalization of online gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of online gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our business prospects and future success depend upon our ability to attract and retain qualified employees.

        Our business prospects and future success depend, in part, upon our ability to attract and to retain qualified managerial, marketing and technical employees. Competition for such employees is sometimes intense, and we may not succeed in hiring and retaining the executives and other employees that we need. Our loss of or inability to hire key employees could have a material adverse effect on our business, financial condition, results and prospects.

Our business prospects and future success rely heavily upon the integrity of our employees and executives and the security of our systems.

        The real and perceived integrity and security of a lottery is critical to its ability to attract players. We strive to set exacting standards of personal integrity for our employees and system security for the systems that we provide to our customers, and our reputation in this regard is an important factor in our business dealings with lottery and other governmental agencies. For this reason, an allegation or a finding of improper conduct on our part, or on the part of one or more of our employees that is attributable to us, or an actual or alleged system security defect or failure attributable to us, could have a material adverse effect upon our business, financial condition, results and prospects, including our ability to retain existing contracts or obtain new or renewal contracts. See our annual and quarterly reports filed with the Securities and Exchange Commission and incorporated into this prospectus by reference for a discussion of a civil action initiated by federal attorneys with Brazil's Public Ministry against GTECH Brazil and two of our former employees, among others; a criminal action recommended by federal attorneys with Brazil's Public Ministry alleging employee misconduct against two of our former employees, among others, and a related SEC investigation; and other legal proceedings involving our contractual relationship with Caixa.

Our dependence on certain suppliers creates a risk of implementation delays if the supply contract is terminated or breached, and any delays may result in substantial penalties.

        We purchase most of the parts, components and subassemblies necessary for our terminals from outside sources. We assemble these parts, components and subassemblies into finished products in our manufacturing facilities. While most of the parts, components and subassemblies can be purchased through more than one supplier, we currently have approximately three material sole source vendors. We believe that if a supply contract with one of these vendors were to be terminated or breached, we would be able to replace the vendor. However, it may take time to replace the vendor under some circumstances and any replacement parts, components or subassemblies may be more expensive, which could reduce our margins. Depending on a number of factors, including the level of the related part, component or subassembly in our inventory, the time it takes to replace a vendor may result in a delay in our implementation of a lottery system for a customer. Generally, if we fail to meet our performance schedules under our contracts, we may be subject to substantial penalties or liquidated damages, or even contract termination.

Our non-lottery ventures, which are an increasingly important aspect of our business, may fail.

        Our business prospects and future success depend, in part, upon our ability to expand our transaction processing services into complementary and parallel markets outside of our core lottery market. In fiscal 2004, commercial services transaction processing represented approximately 7% of our total revenues, compared to approximately 5% of our total revenues in fiscal 2003. With our acquisition in May 2003 of a controlling equity interest in PolCard, S.A., a leading debit and credit card merchant transaction acquirer and processor company in Poland, and PolCard's subsequent acquisition of BillBird S.A., a leading provider of electronic bill payment services in Poland, we expect non-lottery ventures to become increasingly significant to our overall financial performance. Because we have less experience in non-lottery markets than we have in our core lottery market, our non-lottery ventures present an enhanced element of risk for us. In the near term, we expect to concentrate our efforts to grow commercial service revenues principally in Central and Eastern Europe and other selected emerging economies. Our non-lottery ventures outside the United States are particularly sensitive to the economic and political risks of doing business in these countries, including foreign currency exchange risks. As non-lottery services start to represent a more significant portion of our operations, the failure of one or more of our non-lottery ventures could have a material effect on our business, financial condition, results and prospects.

Risk Factors Relating to the Exchange Notes

An active trading market for the notes may not develop.

        The exchange notes comprise new issues of securities for which there is currently no public market. We do not plan to list the exchange notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the exchange notes will develop or as to the liquidity or sustainability of any such market, the ability of holders to sell their exchange notes or the price at which holders of the exchange notes will be able to sell their notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities.

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes under the applicable exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes.

In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary—Summary of the Exchange Offers" and "The Exchange Offers" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offers will reduce the principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

We are a holding company.

        We are a holding company and conduct substantially all of our operations through our subsidiaries. The exchange notes will be guaranteed by the subsidiary guarantors. Because a portion of our operations is conducted by subsidiaries that will not guarantee the exchange notes, our ability to service debt, including our ability to make payments on the exchange notes, is dependent, to a degree, on dividends, distributions or other transfers from such non-guarantor subsidiaries. For the fiscal year ended February 28, 2004 and the nine months ended November 27, 2004, our non-guarantor subsidiaries had revenues of $374.3 million and $331.2 million, operating income of $94.4 million and $80.9 million, and net cash provided by operating activities of $76.3 million and $36.8 million, respectively. The total assets of our non-guarantor subsidiaries were $399.6 million as of February 28, 2004 and $659.3 million as of November 27, 2004. Any payments by these subsidiaries to us or the subsidiary guarantors, as applicable, could be subject to restrictions on dividends or repatriation of earnings under applicable law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which those foreign subsidiaries operate. Moreover, payments from those subsidiaries may be contingent upon their earnings.

        As a result of our holding company structure, the exchange notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the exchange notes. As of November 27, 2004, our subsidiaries that are not guaranteeing the exchange notes had outstanding liabilities of $280.8 million, including trade payables. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of such subsidiaries before any assets are made available for distribution to us.

The exchange notes will be effectively subordinated to our and the subsidiary guarantors' secured indebtedness.

        The exchange notes and the related guarantees are unsecured and therefore will be effectively subordinated to any secured indebtedness we or the subsidiary guarantors may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a subsidiary guarantor, the assets which serve as collateral securing any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the exchange notes or the relevant subsidiary guarantee. As of November 27, 2004, we had $27.9 million of secured indebtedness outstanding and the subsidiary guarantors had no secured indebtedness outstanding.

Federal and state laws permit a court to void the subsidiary guarantees under certain circumstances.

        The guarantees of the exchange notes by our subsidiaries will be subject to review under federal or state fraudulent transfer laws if the subsidiary guarantors are called upon to pay under the guarantees. While the relevant laws vary from state to state, under such laws, generally the issuance of a guarantee will be a fraudulent conveyance if (1) any of our subsidiaries issued subsidiary guarantees with the intent of hindering, delaying or defrauding creditors, or (2) the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

  •
  any of the subsidiary guarantors were insolvent, or became insolvent, when they paid the consideration;

  •
  issuing the guarantees left the applicable subsidiary guarantor with an unreasonably small amount of capital; or

  •
  the applicable subsidiary guarantor intended to, or believed that it would, be unable to pay debts as they matured.

        If the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of the subsidiary guarantors' obligations under their respective guarantees and require the repayment of any amounts paid under the guarantee.

        Generally, a subsidiary guarantor will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        The indenture requires that if our revolving credit facility is guaranteed in the future by additional subsidiary guarantors, those guarantors must also guarantee the exchange notes. These considerations will also apply to those guarantees.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

        In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to file with the SEC, and to use our reasonable best efforts to cause to become effective as promptly as practicable after filing, a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offers to satisfy our contractual obligations under the registration rights agreement.

        If you tender your outstanding notes in exchange for exchange notes you will represent to us that:

  •
  any exchange notes you receive are being acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act of 1933, of exchange notes;

  •
  you are not an "affiliate" of GTECH within the meaning of Rule 405 under the Securities Act of 1933 or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable;

  •
  you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

  •
  we will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

  •
  the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

        You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the applicable exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in an exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        Unless the context requires otherwise, the term "holder" with respect to the exchange offers means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in The Depository Trust Company, or DTC, whose name appears on a security position listing as a holder of outstanding notes, which, for purposes of the exchange offers, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form.

Terms of the Exchange Offers

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of 4.50% exchange notes due 2009 for each $1,000 principal amount of 4.50% outstanding notes due 2009, and to exchange $1,000 principal amount of 5.25% exchange notes due 2014 for each $1,000 principal amount of 5.25% outstanding notes due 2014, in each case properly tendered prior to the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

        The form and terms of the exchange notes are the same as the form and terms of the applicable outstanding notes except that:

  •
  the exchange notes have been registered under the Securities Act of 1933 and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes; and

  •
  holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the registration rights agreement.

        The exchange notes of each series evidence the same indebtedness as the outstanding notes of the related series which they replace, and will be issued pursuant to, and entitled to the benefits of, the indenture.

        The exchange offers are not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offers," to terminate either or both exchange offers and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offers. As of the date of this prospectus, $150,000,000 principal amount of outstanding 4.50% Senior Notes due 2009 is outstanding and $150,000,000 principal amount of outstanding 5.25% Senior Notes due 2014 is outstanding.

        Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offers. Outstanding notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offers will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange see "Risk Factors—Risk Factors Relating to the Exchange Notes—If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline."

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date.

        Holders who tender outstanding notes in connection with an exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offers. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offers. See "—Fees and Expenses" for a description of the fees and expenses that we will pay in connection with the exchange offers.

        Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offers. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offers and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their financial position and requirements.

Expiration Date; Extensions; Amendments

        The term "expiration date" means 5:00 p.m., New York City time, on                  , 2005 unless we extend either or both exchange offers, in which case the term "expiration date" shall mean the latest date and time to which such exchange offer or offers is extended.

        We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

  •
  to delay the acceptance of the outstanding notes for exchange;

  •
  to terminate either or both exchange offers, whether or not any outstanding notes have been accepted for exchange, if we determine that any of the events or conditions referred to under "—Conditions to the Exchange Offers" has occurred or exists or has not been satisfied;

  •
  to extend the expiration date of either or both exchange offers and retain all outstanding notes tendered in such exchange offers, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under "—Withdrawal Rights;" and

  •
  to waive any condition or otherwise amend the terms of the exchange offers in any respect.

        If either exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of an exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend such exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934.

        Any delay in acceptance, termination, extension or amendment will be followed promptly by:

  •
  oral or written notice of the change to the exchange agent, with any such oral notice to be promptly confirmed in writing; and

  •
  a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offers, promptly after the expiration date we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under "—Withdrawal Rights."

        In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange in the exchange offers will be made only after timely receipt by the exchange agent of:

  •
  outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC;

  •
  the letter of transmittal, or a facsimile of the letter, properly completed and duly executed, with any required signature guarantees; and

  •
  any other documents required by the letter of transmittal.

        Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

        The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC.

        Subject to the terms and conditions of the exchange offers, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of those outstanding notes for exchange in the exchange offers. Any such oral notice shall be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offers. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offers is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend an exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in an exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l(c) under the Securities Exchange Act of 1934, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "—Withdrawal Rights."

Procedures for Tendering Outstanding Notes

        Valid Tender.    Except as set forth below, in order for outstanding notes to be validly tendered in an exchange offer, either:

  1.
  before the expiration date,

  •
  a properly completed and duly executed letter of transmittal, or facsimile of the letter with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under "—Exchange Agent," and

  •
  tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered according to the procedures for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent; or

  2.
  the guaranteed delivery procedures set forth below must be complied with.

        If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the letter of transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.

        Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the exchange offers.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No letter of transmittal or outstanding notes should be sent to GTECH. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect these transactions for them.

        Book-Entry Transfer.    The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of each exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's applicable account at DTC according to DTC's procedures for transfers. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile of the letter, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "—Exchange Agent" before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

  Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

        Signature Guarantees.    Tendering holders do not need to endorse their certificates for outstanding notes, and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

  •
  a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate; or

  •
  a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an "eligible guarantor institution," including, as such terms are defined in that rule:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; and

  •
  a savings association that is a participant in a Securities Transfer Association,

unless surrendered on behalf of such eligible institution.

        Guaranteed Delivery.    If a holder desires to tender outstanding notes in an exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  •
  the tenders are made by or through an eligible institution;

  •
  before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

  •
  the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

        Determination of Validity.    All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offers as set forth under "—Conditions to the Exchange Offers" or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

        Our interpretation of the terms and conditions of the exchange offers, including the letter of transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of GTECH, any affiliates of GTECH, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is (1) a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or (2) a broker-dealer that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act of 1933, who exchange their outstanding notes for exchange notes in the exchange offers may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such exchange notes are acquired in the ordinary course of such holders' business;

  •
  such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; and

  •
  such holders are not "affiliates" of GTECH within the meaning of Rule 405 under the Securities Act.

        However, the staff of the SEC has not considered the exchange offers in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offers, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        In the event that:

  •
  due to any change in law or applicable interpretations of the staff of the SEC we determine that we are not permitted to effect the exchange offers;

  •
  for any other reason the exchange offers are not consummated on or prior to the 180th day following the issuance of the outstanding notes; or

  •
  any initial purchaser so requests with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offers,

then we will file with the SEC a shelf registration statement to cover resales of outstanding notes. See "Registration Rights Agreement."

Withdrawal Rights

        Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time before the applicable expiration date.

        In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its address set forth under "—Exchange Agent" before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for such outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

        If outstanding notes have been tendered by the procedures for book-entry transfer set forth in "—Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offers, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under "—Procedures for Tendering Outstanding Notes."

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of GTECH, any affiliates of GTECH, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Conditions to the Exchange Offers

        Notwithstanding any other provisions of the exchange offers or any extension of an exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes, and, as described below, may, at any time and from time to time, terminate or amend either exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any conditions to or amend the exchange offers, if any of the following conditions exist or have not been satisfied before the applicable expiration date:

  •
  there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in exchange for outstanding notes in the exchange offers to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from GTECH for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and such holders are not "affiliates" of GTECH within the meaning of Rule 405 under the Securities Act;

  •
  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offers which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers;

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers;

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

  •
  any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offers as contemplated hereby; or

  •
  any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offers.

        If we determine that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate either or both exchange offers, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offers in any respect. If such waiver or amendment constitutes a material change to an exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the applicable outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934.

United States Federal Income Tax Consequences

        The exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange for federal income tax purposes, and holders of outstanding notes should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain United States Federal Income Tax Considerations" below.

Exchange Agent

        We have appointed SunTrust Bank as exchange agent for the exchange offers. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

SunTrust Bank 25 Park Place, N.E. 24th Floor Atlanta, Georgia 30303-2900 Attention: Corporate Trust Department Telecopier: (404) 588-7335 or Telephone: (404) 588-7266	or	SunTrust Bank c/o SunTrust Robinson Humphrey Capital Markets 3rd Floor 125 Broad Street New York, New York 10004 Attention: Randy Brougher Telecopier: (212) 801-2744 or Telephone: (212) 291-4200

        Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of GTECH.

        We have not retained any dealer-manager or similar agent in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes and in handling or tendering for their customers. However, we will not pay any fees or disbursements of any counsel or other advisor or expert retained by you other than the one nationally recognized firm acting as special counsel to all holders of outstanding notes.

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offers, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

        The net proceeds from the November 2004 offering of the outstanding notes were approximately $296.4 million, after deduction of the initial purchasers' discounts and fees. We intend to use the proceeds from the outstanding notes for general corporate purposes, which may include, in part, funding all or part of future acquisitions, including the Atronics transaction. Pending the use of these funds, we will invest them in short-term investment-grade securities.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of November 27, 2004. The issuance of the exchange notes will not result in any change in our capitalization.

As of November 27, 2004
(in thousands, except share amounts)
Cash and cash equivalents	$309,601

Short-term borrowings	$483
Long-term debt (including current portion):
4.50% Notes due 2009	149,583
5.25% Notes due 2014	148,671
4.75% Senior Notes due 2010	249,677
1.75% Convertible Debentures due 2021	175,000
World Headquarters loan due January 2007	27,933
Fair value of interest rate swaps	1,177
Other, due through April 2006	7,046

Total long-term debt	759,087

Total debt	759,570

Shareholders' equity:
Preferred Stock, par value $.01 per share—20,000,000 shares authorized; none issued	—
Common Stock, par value $.01 per share—200,000,000 shares authorized; 116,551,144 shares issued and 115,648,332 shares outstanding(1)	1,166
Additional paid-in capital	277,839
Accumulated other comprehensive loss	(48,105)
Retained earnings	424,317

655,217
Less treasury stock	(20,430)

Total shareholders' equity	634,787

Total capitalization	$1,394,357

(1)
Does not include shares issuable upon exercise of outstanding stock options or available for grant under our stock award plans or shares issuable upon conversion of our 1.75% Convertible Debentures due 2021. Gives effect to the July 2004 2-for-1 stock split and the retirement of 69.8 million shares of treasury stock.

THE SUBSIDIARY GUARANTORS

        GTECH Corporation, a Delaware corporation, is a wholly-owned direct subsidiary of GTECH Holdings Corporation and our principal operating subsidiary.

        GTECH Rhode Island Corporation is a Rhode Island corporation and a wholly-owned direct subsidiary of GTECH Corporation that purchases GTECH Corporation's accounts receivable, holds intellectual property and licenses such intellectual property to GTECH Corporation and lends money to and manages the investments of GTECH Corporation and its subsidiaries.

        GTECH Latin America Corporation is a Delaware corporation and a direct wholly-owned subsidiary of GTECH Corporation that operates several lotteries in Latin America and the Caribbean.

DESCRIPTION OF THE EXCHANGE NOTES

        The outstanding notes were, and the exchange notes will be, issued under an indenture dated as of November 19, 2004, among us, the subsidiary guarantors and SunTrust Bank, as trustee. The form and term of the exchange notes will be the same as the form and term of the outstanding notes, except that the offering and distribution of the exchange notes have been registered under the Securities Act of 1933. The following description is only a summary of the material provisions of the exchange notes and the indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes. For purposes of this "Description of the Exchange Notes," the terms "GTECH," "we," "our," "ours" and "us" refer only to GTECH Holdings Corporation and not to any of our subsidiaries.

General

        We issued outstanding notes with an aggregate principal amount of $300,000,000 on November 19, 2004, consisting of $150,000,000 aggregate principal amount of outstanding 4.50% notes due 2009 and $150,000,000 aggregate principal amount of outstanding 5.25% notes due 2014. We will issue up to an equal aggregate principal amount of exchange notes pursuant to these exchange offers. The 4.50% notes due 2009 bear interest at a rate of 4.50% per year, and will mature on December 1, 2009. The 5.25% notes due 2014 bear interest at a rate of 5.25% per year, and will mature on December 1, 2014. We may issue additional 4.50% notes due 2009 or 5.25% notes due 2014 from time to time, without the consent of the holders of those notes with the same terms and conditions (other than the date of issuance and the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) and with the same CUSIP number as the 4.50% notes due 2009 or 5.25% notes due 2014, as the case may be, and such additional notes shall form a single series with such notes. The notes will be issued in registered form without coupons only in denominations of $1,000 and integral multiples of $1,000. The entire principal amount of the notes outstanding will be due and payable on the date of maturity.

        We will pay interest on the notes in arrears on each June 1 and December 1, beginning June 1, 2005, to the person or persons in whose names the notes are registered at the close of business on the May 15 or November 15 immediately preceding the relevant interest payment date, except that we will pay interest payable at maturity or on a redemption date to the person or persons to whom principal is payable. If any date on which interest is payable is not a business day, we will pay interest on the next business day (without any interest or other payment due on the delay). Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. If the maturity date of the notes falls on a day that is not a business day, we will pay the interest and principal payable on the next business day (without any interest or other payment due on the delay). The term "business day," when used with respect to any place of payment for the notes, means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close.

        Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

        Holders may present notes for exchange or for registration of transfer at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the initial paying agent, registrar and transfer agent for the notes. At any time we may designate additional paying agents and transfer agents or rescind the designation of any paying agent or transfer agent. However, at all times we will be required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

        Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

        GTECH may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

        The notes will not be subject to any sinking fund provision.

Guarantees

        The notes will be fully and unconditionally guaranteed by the subsidiary guarantors. If, for any reason, we do not make payment of the principal of, interest or any amounts required under the notes or the indenture when due, whether at maturity, upon redemption or by acceleration or otherwise, the subsidiary guarantors will cause the payment to be made to or to the order of the trustee. The holder of a note will be entitled to payment under the guarantees without taking any action whatsoever against GTECH Holdings Corporation. See "The Subsidiary Guarantors."

        In addition, if our revolving credit facility is guaranteed in the future by additional subsidiary guarantors, GTECH Holdings Corporation will agree in the indenture to cause those subsidiaries to also guarantee the notes.

Ranking of the Notes and the Guarantees

        The notes will be our direct, unsecured and unsubordinated obligations. The notes will rank equally in right of payment with each other and with all of our other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. In addition, the notes will effectively rank junior to any secured indebtedness that we may incur to the extent of the value of the assets securing such indebtedness. The guarantees will be unsecured and unsubordinated obligations of the subsidiary guarantors, and will rank equally in right of payment with all of such subsidiary guarantors' respective existing and future unsecured and unsubordinated indebtedness, except to the extent prescribed by law.

        As of November 27, 2004, we had outstanding approximately $723.0 million of unsecured, unsubordinated indebtedness, including the outstanding notes and debt ranking equally in right of payment with the outstanding notes, and no secured indebtedness, in each case excluding indebtedness of subsidiaries. As of November 27, 2004, the subsidiary guarantors had approximately $982.8 million of liabilities outstanding (including their obligations as guarantors of the outstanding notes and of our $175.0 million convertible debentures due 2021 and our $250.0 million 4.750% senior notes due 2010), none of which is secured. As a result of our holding company structure, the notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes. As of November 27, 2004, our subsidiaries that are not guaranteeing the notes had outstanding liabilities of $280.8 million, including trade payables. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of such subsidiaries before any assets are made available for distribution to our creditors. Except as described below under "—Certain Covenants" with respect to secured indebtedness, the indenture will not limit the amount of indebtedness we or our subsidiaries may incur.

Optional Redemption

        We will have the right to redeem the 4.50% notes due 2009 and the 5.25% notes due 2014, in each case, in whole at any time or in part from time to time prior to maturity, on at least 30 days' but no more than 60 days' prior written notice mailed to the registered holders of the notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum as determined by the Quotation Agent (as defined below), of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, in the case of the 4.50% notes due 2009, 15 basis points, and in the case of the 5.25% notes due 2014, 20 basis points, or the Make-Whole Amount, plus, in each case, accrued and unpaid interest thereon to the redemption date.

        If money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such notes called for redemption. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

        If less than all of the 4.50% notes due 2009 or the 5.25% notes due 2014, as applicable, are to be redeemed, the trustee will select 4.50% notes due 2009 or 5.25% notes due 2014, as applicable, for redemption on a pro rata basis, by lot or by such other method as the trustee deems appropriate and fair in principal amounts of $1,000 or integral multiples of $1,000.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining life of the notes to be redeemed that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date, the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and the lowest of such Reference Treasury Dealer Quotations, or if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Quotation Agent" means the Reference Treasury Dealer appointed by GTECH.

        "Reference Treasury Dealer" means each of Banc of America Securities LLC and Citigroup Global Markets Inc., their respective successors and two other primary U.S. Government securities dealers in The City of New York selected by GTECH. If Banc of America Securities LLC or Citigroup Global Markets Inc. shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), GTECH shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual or equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Certain Covenants

        We will be bound by certain restrictions under the indenture. Other than as described below under "—Restrictions on Secured Debt," "—Restrictions on Sales and Leasebacks," and "—Consolidation, Merger and Sale of Assets" the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

        "Attributable Debt" means, as to any particular lease relating to a sale and leaseback transaction, the present value of the sum of all rental and other obligations required to be paid by the lessee on account of maintenance and repairs, insurance, taxes and similar charges, required to be paid by the guarantor or any Restricted Subsidiary under such lease during the remaining term of the lease (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease).

        "Consolidated Assets" means, as of any date of determination, the total assets of GTECH and its Restricted Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, as of such date, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

        "Debt" means with respect to any person, any indebtedness of such person, whether or not contingent, (i) in respect of borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by such person, (iii) in respect of the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued, or (iv) in respect of any lease of property by such person as lessee which is reflected in such person's consolidated balance sheet as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person. Items of Debt under (i) through (iii) above shall be included only to the extent that any such items (other than letters of credit) would appear as a liability on such person's consolidated balance sheet in accordance with GAAP.

        "Mortgage" means any pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary.

        "Real Property" means any real property, and any building, structure or other facility thereon, located in the United States, its territories and possessions, that GTECH or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of one percent of Consolidated Assets other than real property which if not owned or leased by GTECH or any Subsidiary, in the opinion of our board of directors, would not have a material adverse effect on the business conducted by GTECH and its Subsidiaries as an entirety.

        "Restricted Subsidiary" means any direct or indirect Subsidiary of GTECH that generates five percent or more of GTECH's consolidated revenue or income or that has total assets equal to or greater than five percent of GTECH's total consolidated assets. In addition, the Board of Directors of GTECH may designate any other subsidiary as a Restricted Subsidiary.

        "Subsidiary" means a corporation, association, partnership or other entity of which GTECH or one or more Subsidiaries of GTECH own, directly or indirectly, at least a majority of the outstanding voting interest.

Restrictions on Secured Debt

        GTECH will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Mortgage, without providing that the notes shall be secured equally and ratably with (or prior to) such secured Debt.

        This obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt secured by a Mortgage, together with all Attributable Debt of GTECH and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire the notes or certain other Debt or used to acquire assets (other than current assets) to be used in the ordinary course of business of GTECH or its Restricted Subsidiaries, as the case may be), involving Real Properties would not exceed 15% of GTECH's Consolidated Assets.

        This obligation will not apply to, and GTECH will exclude in computing secured Debt for the purpose of the restriction, Debt secured by:

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  Mortgages existing on the execution date of the indenture;

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  Mortgages of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the indenture and that are not incurred in contemplation of such event;

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  Mortgages in favor of GTECH or a Restricted Subsidiary by a Restricted Subsidiary;

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  Mortgages in favor of the United States of America or any state thereof, or any foreign government or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

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  Mortgages that are (1) existing at the time of the acquisition of the Real Property, shares of stock or Debt subject to such Mortgage (including acquisition through merger or consolidation), if the Mortgage is not incurred in contemplation of such event, or (2) granted to secure the payment of all or any part of the purchase price, construction cost or development cost of the property, shares or Debt subject to the Mortgage, or to secure Debt incurred for the purpose of financing all or part of the purchase price or construction or development cost of the property, shares or Debt subject to the Mortgage within 360 days after such acquisition or completion of construction or development;

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  Mortgages incurred or deposits made to secure the performance of tenders, statutory obligations, surety bonds, bids, performance bonds and other similar obligations;

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  Mortgages incidental to the normal conduct of the business of GTECH or any Restricted Subsidiary or the ownership of their properties or assets and that are not incurred in connection with the incurrence of Debt and that do not in the aggregate materially impair the use of such property or assets subject to such Mortgage in the operation of the business of GTECH and its Subsidiaries, taken as a whole, or the value of such property or assets for the purpose of such business;

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  Mortgages created by or resulting from any litigation or legal proceeding that is effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings and with respect to which GTECH or such Subsidiary has established adequate reserves in accordance with GAAP;

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  any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (1) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same Real Property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such Real Property) and (2) the principal amount of Debt secured by such Mortgage is not increased to an amount exceeding the level of the principal amount of the Debt immediately prior to such extension, renewal or refinancing and any premium, accrued and unpaid interest and capitalized interest payable on the previous amount; and

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  Mortgages for taxes, assessments, governmental charges or levies in respect of taxes either not yet due and payable or that are being contested in good faith and by appropriate proceedings and with respect to which GTECH or such Subsidiary has established adequate reserves in accordance with GAAP.

Restrictions on Sales and Leasebacks

        Neither GTECH nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either:

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  GTECH or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under "—Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes; or

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  GTECH or the Restricted Subsidiary, within 180 days, applies to (A) the retirement of the notes or other Debt of GTECH or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer or (B) the acquisition of assets (other than current assets) to be used in the ordinary course of business of GTECH or such Restricted Subsidiary, as the case may be, an amount equal to the net proceeds of the sale or transfer of the Real Property sold and leased pursuant to that arrangement.

        This restriction will not apply to any sale and leaseback transaction between GTECH and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

        The indenture prohibits us or any subsidiary guarantor from consolidating with or merging into another business entity, or transferring or leasing substantially all of our respective assets, unless:

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  either (1) we or such subsidiary guarantor, as the case may be, are the surviving person or (2) the resulting, surviving or acquiring entity, if other than GTECH or such subsidiary guarantor, as the case may be, is a U.S. corporation and it expressly assumes our obligations with respect to the notes and the indenture or such subsidiary guarantor's obligations under the related guarantees, as the case may be, by executing a supplemental indenture;

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  immediately after giving effect to the transaction, no default or event of default would occur or be continuing; and

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  we or such subsidiary guarantor, as applicable, have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the indenture.

        When such person assumes our or the subsidiary guarantor's obligations under such circumstances, subject to certain exceptions, we or the subsidiary guarantor, as the case may, be shall be discharged from all obligations under the notes or the related guarantee and the indenture.

Events of Default

        Any of the following events will constitute an event of default for the 4.50% notes due 2009 or the 5.25% notes due 2014 under the indenture:

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  failure to pay interest on the 4.50% notes due 2009 or the 5.25% notes due 2014, as applicable, for 30 days past the applicable due date;

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  failure to pay principal of, or premium, if any, on the 4.50% notes due 2009 or the 5.25% notes due 2014, as applicable, when due (whether at maturity, upon redemption or otherwise);

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  failure by us or any subsidiary guarantor to perform any other covenant or agreement in the indenture which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the 4.50% notes due 2009 or the 5.25% notes due 2014, as applicable, to which such failure relates, as provided in the indenture;

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  our or a subsidiary guarantor's default in the payment at final maturity, after the expiration of any applicable grace period, of principal of or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $30 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to us or that subsidiary guarantor;

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  the guarantees cease to be, or we or any of the subsidiary guarantors assert in writing that the guarantees are not, in full force and effect and enforceable in accordance with the terms of the indenture; and

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  specified events relating to our or a subsidiary guarantor's bankruptcy, insolvency or reorganization.

        If an event of default shall have occurred and be continuing with respect to either the 4.50% notes due 2009 or the 5.25% notes due 2014, either the trustee or the holders of not less than 25% in aggregate principal amount of the 4.50% notes due 2009 or the 5.25% notes due 2014, as applicable, then outstanding may declare the principal amount plus the interest on such notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of our company or a subsidiary guarantor, the principal amount plus the interest on the notes accrued through the occurrence of such event shall automatically become and be immediately due and payable.

        Before the acceleration of the maturity of either the 4.50% notes due 2009 or the 5.25% notes due 2014, the holders of a majority in aggregate principal amount of such notes may, on behalf of the holders of all such notes, waive any past default or event of default and its consequences, except (1) a default in the payment of the principal, premium, or interest with respect to such notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and GTECH, the trustee, and the holders of such notes will be restored to their former positions and rights under the indenture.

        The trustee under the indenture will, within 90 days after the occurrence of a default known to it with respect to either the 4.50% notes due 2009 or the 5.25% notes due 2014, give to the holders of the applicable notes notice of all uncured defaults known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of such notes, except in the case of default in the payment of principal, premium, if any, or interest.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, a holder of either the 4.50% notes due 2009 or the 5.25% notes due 2014 may institute a suit against us for enforcement of such holder's rights under the indenture, for the appointment of a receiver or trustee or for any other remedy only if the following conditions are satisfied:

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  the holder gives the trustee written notice of a continuing event of default;

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  holders of at least 25% of the aggregate principal amount of the applicable notes make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

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  the trustee does not receive direction contrary to the holder's request within 60 days following such notice, request and offer of indemnity under the terms of the indenture; and

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  the trustee does not institute the requested proceeding within 60 days following such notice.

        The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

        A default in the payment of either the 4.50% notes due 2009 or the 5.25% notes due 2014, or a default with respect to such notes that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness, including the other series of notes to which this prospectus relates.

Satisfaction and Discharge of the Indenture

        The indenture will generally cease to be of any further effect if:

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  we have delivered to the trustee for cancellation all of the notes (with certain limited exceptions); or

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  all notes not previously delivered to the trustee for cancellation have become due and payable, and we or the subsidiary guarantors have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of the notes;

and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

        The notes will be subject to the defeasance and discharge provisions of the indenture. The indenture will provide that we may elect either:

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  legal defeasance—which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to either or both of the 4.50% notes due 2009 or the 5.25% notes due 2014; or

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  covenant defeasance—which will permit us to be released from our obligations to comply with covenants relating to either or both of the 4.50% notes due 2009 or the 5.25% notes due 2014.

        If we exercise our legal defeasance option with respect to either or both of the 4.50% notes due 2009 or the 5.25% notes due 2014, payment of the applicable notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to either or both of the

4.50% notes due 2009 or the 5.25% notes due 2014, payment of the applicable notes may not be accelerated because of an event of default related to the specified covenants.

        We may invoke legal defeasance or covenant defeasance with respect to either or both of the 4.50% notes due 2009 or the 5.25% notes due 2014 only if:

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  we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on the applicable notes;

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  we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all applicable notes to maturity or redemption, as the case may be;

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  123 days pass after the deposit is made and, during the 123-day period, no default relating to our or a subsidiary guarantor's bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

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  no default or event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

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  the deposit is not a default under any other agreement binding on us;

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  we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit will not violate the Investment Company Act of 1940;

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  we deliver to the trustee an opinion of counsel to the effect that the holders of the applicable notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law); and

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  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the applicable notes as contemplated by the indenture have been complied with.

        In the event we are discharged by virtue of these defeasance provisions, any subsidiary guarantors will also be discharged.

Modification and Waiver

        We, together with the trustee and the subsidiary guarantors, may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the 4.50% notes due 2009 or the 5.25% notes due 2014 with the consent of the holders of at least a majority in aggregate principal amount of the applicable notes to be affected then outstanding. However, without the consent of each holder of a 4.50% note due 2009 or a 5.25% note due 2014, no supplemental indenture may:

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  change the record or payment dates for interest payments, reduce the rate of interest on any note or extend the time of payment of interest;

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  change the stated maturity of any note;

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  reduce the principal amount or redemption price with respect to any note;

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  make any note payable in money or securities other than that stated in the note;

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  impair the right to institute suit for the enforcement of any payment with respect to the notes;

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  modify the guarantees in a manner adverse to holders of the notes; or

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  change the provisions in the indenture that relate to waivers of past defaults and covenants or modification and amendment of the indenture, except to increase any percentage specified in the indenture.

        Without the consent of any holder of notes, we, together with the trustee and the subsidiary guarantors, may enter into supplemental indentures for any of the following purposes:

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  to evidence our or a subsidiary guarantor's successor and the assumption by that successor of our or the subsidiary guarantor's obligations under the indenture and the notes or the guarantees, as the case may be;

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  to add to our or a subsidiary guarantor's covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us or a subsidiary guarantor;

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  to secure our obligations in respect of the notes;

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  to make any changes or modifications to the indenture necessary in connection with the registration of the notes and the guarantees under the Securities Act and the qualification of the indenture under the Trust Indenture Act as contemplated by the indenture;

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  to cure any ambiguity, omission, defect or inconsistency in the indenture; and

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  to add additional guarantors.

        No supplemental indenture entered into pursuant to the second, third, fourth, fifth or sixth bullet points of the preceding paragraph may be entered into with respect to either the 4.50% notes due 2009 or the 5.25% notes due 2014 without the consent of the holders of a majority in aggregate principal amount of such notes, if such supplemental indenture may materially and adversely affect the interests of the holders of such notes.

        The holders of a majority in aggregate principal amount of the outstanding 4.50% notes due 2009 or the 5.25% notes due 2014 may, on behalf of the holders of all such notes:

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  waive our and the subsidiary guarantors' compliance with restrictive provisions of the indenture, as detailed in the indenture; and

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  waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest or redemption price with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

The Trustee

        SunTrust Bank is the trustee, registrar and paying agent for the notes. We and certain of our subsidiaries maintain customary banking and lending relationships with the trustee from time to time. In addition, an affiliate of SunTrust Bank, SunTrust Capital Markets, Inc., was one of the initial purchasers of the outstanding 5.25% notes due 2014.

Governing Law

        The indenture, the notes and the related guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

        In connection with the issuance of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the notes for the benefit of the holders of the notes. Under this agreement, we agreed, at our cost, to use our best efforts:

  •
  to file with the SEC within 60 days after the date of issuance of the notes a registration statement under the Securities Act relating to exchange offers for the outstanding notes pursuant to which the exchange notes would be offered in exchange for the then outstanding 4.50% notes due 2009 and 5.25% notes due 2014;

  •
  to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date of issuance of the notes and to keep the exchange offer registration statement effective until the closing of the exchange offers; and

  •
  unless the exchange offers would not be permitted by applicable law or SEC policy, to cause the exchange offers to be consummated within 180 days after the date of issuance of the notes.

        These exchange offers are being conducted to satisfy our obligations under this agreement. We agreed to keep the exchange offers open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offers is mailed to the registered holders of the notes. See "The Exchange Offers."

        After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. The exchange notes for the 4.50% notes due 2009 will vote together with any remaining outstanding 4.50% notes due 2009, and the exchange notes for the 5.25% notes due 2014 will vote together with any remaining outstanding 5.25% notes due 2014, on all matters in which holders of outstanding notes or exchange notes are entitled to vote.

        Based on existing interpretations of the Securities Act by the staff of the Division of Corporation Finance of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offers may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of notes who is an affiliate of ours or who intends to participate in either exchange offer for the purpose of distributing the exchange notes or any broker-dealer who purchased notes from us or one of our affiliates to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters;

  •
  will not be able to tender its notes in the applicable exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        We have not sought our own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

        Each holder, other than certain specified holders, who wishes to exchange its notes for the applicable exchange notes pursuant to either exchange offer will be required to represent that:

  •
  it is not an affiliate of ours;

  •
  the exchange notes to be received by it will be acquired in the ordinary course of its business; and

  •
  at the time of the consummation of the applicable exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of its notes or the applicable exchange notes.

        In addition, in connection with any resales of exchange notes, any broker-dealer who acquired notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow such broker-dealers to use the prospectus contained in the exchange offer registration statement, for up to 180 days following the exchange offers, in connection with the resale of exchange notes received in exchange for notes acquired by such broker-dealers for their own account as a result of market-making or other trading activities.

        In the event that:

  •
  due to any change in law or applicable interpretations of the staff of the SEC we determine that we are not permitted to effect the exchange offers;

  •
  for any other reason either of the exchange offers is not consummated on or prior to the 180th day following the issuance of the notes; or

  •
  any initial purchaser so requests with respect to notes that are not eligible to be exchanged for exchange notes in either of the exchange offers,

then we will, at our cost, in lieu of or in addition to effecting the registration of the exchange notes pursuant to the exchange offer registration statement:

  •
  as promptly as practicable, but in no event more than 45 days after we are so required or requested, file with the SEC a "shelf" registration statement to cover resales of either or both of the 4.50% notes due 2009 or the 5.25% notes due 2014, as necessary;

  •
  use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 90 days after so required or requested; and

  •
  use our best efforts to keep the shelf registration statement effective until two years from the date of issuance of the notes or until all of the notes covered by the shelf registration statement have been sold.

        We will have the ability to suspend the availability of the shelf registration statement during certain "black out" periods not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments and similar events.

        In the event of the filing of the shelf registration statement, we will provide to each relevant holder of notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). In addition, each holder will be required to deliver to us information to be used in connection with the shelf registration statement in order to have such holder's notes or exchange notes included in the shelf registration statement.

        In the event that:

  •
  this exchange offer registration statement for the notes was not filed with the SEC on or prior to the 60th day following the date of issuance of the notes;

  •
  this exchange offer registration statement is not declared effective by the SEC on or prior to the 150th day following the date of issuance of the notes;

  •
  the exchange offers for the notes are not consummated on or prior to the 180th day following the date of issuance of the notes;

  •
  (1) we and the subsidiary guarantors fail to file any shelf registration statement required to be filed under the registration rights agreement on or prior to the date specified for such filing or (2) any shelf registration statement is not declared effective on or prior to the date specified for such effectiveness; or

  •
  any required exchange offer registration statement or shelf registration statement is filed and declared effective but shall thereafter cease to be effective or useable in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement (except as specifically permitted in the registration rights agreement), each such event listed in the five bullet points above, referred to as a "registration default," then the interest rate borne by the 4.50% notes due 2009 and the 5.25% notes due 2014, as applicable, will be increased by 0.25% per year upon the occurrence of any such registration default, which rate will increase by an additional 0.25% per year if such registration default has not been cured within 90 days after the occurrence thereof and continuing until all registration defaults have been cured, provided that the aggregate amount of any such increase in the interest rate on the applicable notes shall in no event exceed 0.50% per year. All accrued additional interest will be paid to holders of notes in the same manner and at the same time as regular payments of interest on the notes. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

        The information set forth above concerning certain interpretations of and positions taken by the SEC staff is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to these matters.

BOOK-ENTRY DELIVERY AND SETTLEMENT

The Global Notes

        The 4.50% notes due 2009 and the 5.25% notes due 2014 being offered as exchange notes in the exchange offers will be issued as applicable in the form of two or more permanent global notes in fully registered, global form, without interest coupons, collectively, the Global Notes. The Global Notes will be deposited on the date of first issuance of the exchange notes with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, each Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in definitive certificated form, or the Certificated Notes, except in the limited circumstances described below.

        Any outstanding notes not exchanged in the exchange offers will be subject to certain restrictions on transfer and will bear a restrictive legend. In addition, all interests in the Global Notes, including those held through Euroclear or Clearstream Banking, may be subject to the procedures and requirements of DTC. Interests held through Euroclear or Clearstream Banking may also be subject to the procedures and requirements of those systems.

Certificated Notes

        Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes, upon surrender by DTC of the Global Notes, (i) if DTC or any successor depositary notifies us it is no longer willing or able to act as a depositary for the Global Notes or ceases to be registered as a clearing agency under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days of such notice or cessation, (ii) if we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        Regarding DTC.    According to DTC, the following information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

        DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC holds and provides asset servicing for over two million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants or direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include:

  •
  both U.S. and non-U.S. securities brokers and dealers;

  •
  banks;

  •
  trust companies;

  •
  clearing corporations; and

  •
  certain other organizations.

        DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, or indirect participants, and, together with the direct participants, the participants. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC.

        Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

        Neither we nor the trustee shall be liable for any delay by the depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the depositary or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

        So long as the depositary for each Global Note, or its nominee, is the registered owner of that Global Note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture. Except as described above, beneficial owners will not:

  •
  be entitled to have notes represented by that Global Note registered in their names;

  •
  receive or be entitled to receive physical delivery of notes in definitive form; and

  •
  be considered the owners or holders thereof under the indenture.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy). However, if there is an event of default under either the 4.50% notes due 2009 or the 5.25% notes due 2014, DTC reserves the right to exchange the Global Notes for Certificated Notes representing 4.50% notes due 2009 or 5.25% notes due 2014, as applicable, and to distribute such notes to its participants.

        Payments on the notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. We understand that DTC's current practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

        DTC may discontinue providing its services as depositary with respect to either the 4.50% notes due 2009 or the 5.25% notes due 2014 at any time by giving us reasonable notice. Under such circumstances, in the event that we do not obtain a successor securities depositary, note certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

        We cannot assure you that DTC will distribute payments on the notes made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the notes that may be transmitted by or through DTC.

        Procedures for DTC and Cross Market Transfers.    Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or

Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

        Because of time zone differences, the notes account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the notes settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

        Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes material United States federal income tax consequences of the exchange of outstanding notes for exchange notes pursuant to the exchange offers and the ownership and disposition of the notes. This discussion is limited to the tax consequences to initial holders of the outstanding notes who purchase the notes at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address the tax consequences to subsequent purchasers of the notes. This discussion is based on the provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to different interpretations. This discussion assumes that all of the exchange notes will be held as capital assets within the meaning of Section 1221 of the Code, and will not be part of a hedge, conversion or constructive sale transaction or other risk reduction transaction. This discussion is intended for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders (such as financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities for United States federal income tax purposes, dealers in securities or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or foreign tax implications or any aspect of United States federal tax law other than income taxation. PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTIONS.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that, for United States federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust subject to the primary supervision of a United States court and the control of one or more United States persons with respect to substantial trust decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. The term "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is classified as a nonresident; (ii) a foreign corporation or other foreign entity taxable as a corporation; or (iii) a trust or an estate that is not a U.S. Holder. The United States federal income tax treatment of partners in partnerships holding notes generally will depend on the activities of the partnership and the status of the partner. Partners in partnerships holding notes should consult their own tax advisors.

Exchange of Outstanding Notes for Exchange Notes

        The exchange of outstanding notes for exchange notes pursuant to the exchange offers will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as the "note" or "notes" in this summary of federal income tax considerations. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

Tax Consequences to U.S. Holders

Interest

        Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

        As described under "Registration Rights Agreement," we may be required to pay additional interest to holders of the notes in certain circumstances. Although the matter is not free from doubt, we intend to take the position that a U.S. Holder would be required to report any additional interest as ordinary income for U.S. federal income tax purposes at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. Our determination is binding on each U.S. Holder unless the holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. It is possible, however, that the Internal Revenue Service (the "IRS") may take a contrary position regarding the payment or potential payment of additional interest, in which case the notes may be treated as having been issued with original issue discount, which could affect the timing, character and amount of income with respect to a note or exchange note. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the payment or potential payment of additional interest.

Sale, Retirement, Redemption or Other Taxable Disposition.

        Upon the sale, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or tax loss equal to the difference between the amount realized on the sale, retirement, redemption or other taxable disposition (reduced by an amount attributable to accrued but unpaid interest on the note, which is taxable in the manner described above under "—Interest" to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, reduced by any principal payments received by the U.S. Holder in respect thereof.

        Gain or loss recognized on the sale, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement, redemption or other taxable disposition, the note has been held for more than one year. Individuals and certain other U.S. Holders are eligible for preferential rates of United States federal income tax in respect of long-term capital gain. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to Non-U.S. Holders

        Subject to the discussion below concerning backup withholding and assuming that a Non-U.S. Holder's income and gains in respect of a note are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, payments of interest on a note to the Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that: (i) such holder does not own, directly, indirectly or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote; (ii) such holder is not, for United States federal income tax purposes, a "controlled foreign corporation" related, directly or indirectly, to us through stock ownership; (iii) such holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (iv) certain certification requirements under Section 871(h) or 881(c) of the Code and Treasury Regulations thereunder (as described below) are met.

        Payments of interest on a note that do not satisfy all of the foregoing requirements generally are subject to United States federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be subject to United States federal income tax in the same manner as a U.S. Holder with respect to interest on a note if such interest is effectively-connected with a United States trade or business conducted by the Non-U.S. Holder. Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Subject to the discussion of backup withholding below, such effectively connected interest income generally will be exempt from United States federal withholding tax requirements if the Non-U.S. Holder delivers an IRS Form W-8ECI to the payor.

        In general, subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to United States federal income or withholding tax on the receipt of payments of principal on a note or on any gain recognized on the sale, retirement, redemption or other taxable disposition of the note, unless: (i) in the case of gain, such holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; (ii) such holder is subject to the provisions of the United States federal tax law applicable to certain United States expatriates; or (iii) the gain is effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder (and, if a tax treaty applies, is attributable to a United States permanent establishment of such holder).

        Under Sections 871(h) and 881(c) of the Code and the Treasury regulations thereunder, in order to obtain the exemption from United States federal withholding tax described in the first paragraph above, either (i) the Non-U.S. Holder must provide its name and address, and certify, under penalties of perjury, that it is a Non-U.S. Holder; or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, or a Financial Institution, and holds the note on behalf of the Non-U.S. Holder must certify, under penalties of perjury, that such certificate has been received from such holder by it or by a Financial Institution between it and such holder and must furnish the payor with a copy thereof. Under Treasury regulations, the foregoing certification may be provided by such holder of a note on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Backup Withholding and Information Reporting

U.S. Holders

        Certain U.S. Holders may be subject to information reporting and backup withholding tax currently at a rate of 28% on any payments made with respect to, and proceeds of disposition of, the notes. Backup withholding will apply to such payments if the U.S. Holder fails to furnish a correct taxpayer identification number. Backup withholding may also apply to payments of interest to a U.S. Holder if the U.S. Holder has failed to report interest or dividend income to the IRS and the IRS has so notified the payor or, in certain circumstances, if a U.S. Holder has failed to certify that the U.S. Holder is not subject to backup withholding, or otherwise failed to comply with the applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules generally will be creditable against the U.S. Holder's United States federal income tax liability provided that the required information is timely furnished to the IRS. Certain U.S. Holders (including, among others, corporations) are exempt from backup withholding requirements.

Non-U.S. Holders

        In the case of a Non-U.S. Holder, under currently applicable Treasury regulations, information reporting and backup withholding will not apply to payments of principal or interest on a note if the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge that such holder is a U.S. Holder that is not an exempt recipient or that the conditions of any other exemptions are not in fact satisfied. For this purpose, the certification required by Sections 871(h) and 881(c) of the Code and

Treasury regulations thereunder (as described above under "Tax Consequences to Non-U.S. Holders") may be used by the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld under the backup withholding rules generally will be allowed as a credit against a Non-U.S. Holder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF EXCHANGING, HOLDING, AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such notes were acquired as a result of market-making activities or other trading activities. For each of the exchange offers, we have agreed that, starting on the date of consummation of the exchange offer (or the "expiration date") and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

        The validity of the exchange notes will be passed upon for us by Edwards & Angell, LLP, Providence, Rhode Island.

EXPERTS

        The consolidated financial statements and schedule of GTECH Holdings Corporation appearing in GTECH Holdings Corporation's Annual Report on Form 10-K for the year ended February 28, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon which is also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$300,000,000

GTECH Holdings Corporation

$150,000,000 4.50% Senior Notes due 2009
$150,000,000 5.25% Senior Notes due 2014

PROSPECTUS

                   , 2005

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102(b) (7) of the Delaware General Corporation Law the ("DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The amended certificates of incorporation of each of GTECH Holdings Corporation, GTECH Corporation and GTECH Latin America Corporation contain such a limitation on the personal liability of directors.

        Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses that such officer or director actually and reasonably incurred.

        The amended and restated bylaws of GTECH Holdings Corporation, and those of GTECH Corporation and GTECH Latin America Corporation, each provide that such corporation shall indemnify, to the full extent permitted under Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of such company or while a director or officer of such company is or was serving at the request of such company as a director or officer of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise.

        Under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which these persons were made parties by reason of the fact that these persons are or were directors, officers, employees or agents, if (i) these persons shall have acted in good faith, (ii) they reasonably believed that their actions were in the best interests of the corporation, if the proceeding involves conduct in an official capacity with the corporation, or not opposed to the best interests of the corporation, if the proceeding involves conduct other than in an official capacity with the corporation and (iii) in criminal proceedings, they had no reasonable cause to believe that their conduct was unlawful. The by-laws of GTECH Rhode Island

Corporation provide that such corporation shall indemnify its directors and officers to the full extent permitted by Rhode Island law.

        Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-1.1-43 of the Rhode Island Business Corporation Act, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distribution on, capital stock, or (iv) for any transaction from which the director derived an improper personal benefit, unless said transaction is permitted by Section 7-1.1-37.1 of the Rhode Island Business Corporation Act, which relates to director conflicts of interest. GTECH Rhode Island Corporation's Articles of Incorporation contain such a provision.

        GTECH Holdings Corporation maintains directors' and officers' liability insurance for its own officers and directors and those of its subsidiaries, including GTECH Corporation, GTECH Rhode Island Corporation and GTECH Latin America Corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) See Exhibit Index.

  (b) Not applicable.

  (c) Not applicable.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)(1) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Greenwich, State of Rhode Island, on January 12, 2005.

GTECH HOLDINGS CORPORATION
By:	/s/ W. BRUCE TURNER Name: W. Bruce Turner Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William M. Pieri and Michael K. Prescott, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 12, 2005 in the capacities indicated below.

Signature	Title

/s/ W. BRUCE TURNER W. Bruce Turner	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ JAYMIN B. PATEL Jaymin B. Patel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ ROBERT J. PLOURDE Robert J. Plourde	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ ROBERT M. DEWEY, JR. Robert M. Dewey, Jr.	Chairman of the Board and Director
/s/ CHRISTINE M. COURNOYER Christine M. Cournoyer	Director
/s/ BURNETT W. DONOHO Burnett W. Donoho	Director

/s/ THE RT. HON. SIR JEREMY HANLEY KCMG The Rt. Hon. Sir Jeremy Hanley KCMG	Director
/s/ PHILIP R. LOCHNER, JR. Philip R. Lochner, Jr.	Director
/s/ JAMES F. MCCANN James F. McCann	Director
/s/ ANTHONY RUYS Anthony Ruys	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Greenwich, State of Rhode Island, on January 12, 2005.

GTECH CORPORATION
By:	/s/ W. BRUCE TURNER Name: W. Bruce Turner Title: Chief Executive Officer and President

POWER OF ATTORNEY

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William M. Pieri and Michael K. Prescott, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 12, 2005 in the capacities indicated below.

Signature	Title

/s/ W. BRUCE TURNER W. Bruce Turner	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ JAYMIN B. PATEL Jaymin B. Patel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ ROBERT J. PLOURDE Robert J. Plourde	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ DAVID J. CALABRO David J. Calabro	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Greenwich, State of Rhode Island, on January 12, 2005.

GTECH RHODE ISLAND CORPORATION
By:	/s/ DAVID J. CALABRO Name: David J. Calabro Title: Chief Executive Officer and President

POWER OF ATTORNEY

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William M. Pieri and Michael K. Prescott, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 12, 2005 in the capacities indicated below.

Signature	Title

/s/ DAVID J. CALABRO David J. Calabro	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ JAYMIN B. PATEL Jaymin B. Patel	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ ROBERT J. PLOURDE Robert J. Plourde	Vice President and Corporate Controller (Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Greenwich, State of Rhode Island, on January 12, 2005.

GTECH LATIN AMERICA CORPORATION
By:	/s/ DAVID J. CALABRO Name: David J. Calabro Title: Chief Executive Officer and President

POWER OF ATTORNEY

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William M. Pieri and Michael K. Prescott, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 12, 2005 in the capacities indicated below.

Signature	Title

/s/ DAVID J. CALABRO David J. Calabro	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ JAYMIN B. PATEL Jaymin B. Patel	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ TIMOTHY B. NYMAN Timothy B. Nyman	Vice President and Director

EXHIBIT INDEX

Exhibit
3.1	Restated Certificate of Incorporation of GTECH Holdings Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Form S-1 of GTECH Holdings Corporation and GTECH Corporation, Registration No. 33-31867).
3.2
Certificate of Amendment to the Certificate of Incorporation of GTECH Holdings Corporation (incorporated by reference to Exhibit 3.2 to the Form S-1 of GTECH Holdings Corporation, Registration No. 33-48264).
3.3
Amended and Restated By-Laws of GTECH Holdings Corporation (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K of GTECH Holdings Corporation for the fiscal year ended February 28, 2004).
3.4
Restated Certificate of Incorporation of GTECH Corporation (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
3.5	By-Laws of GTECH Corporation (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
3.6
Certificate of Incorporation of GTECH Latin America Corporation (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
3.7	By-Laws of GTECH Latin America Corporation (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
3.8
Articles of Incorporation of GTECH Rhode Island Corporation (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
3.9	By-Laws of GTECH Rhode Island Corporation (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-3 of GTECH Holdings Corporation, Registration No. 333-83492).
4.1
Indenture, dated as of November 19, 2004, by and among GTECH Holdings Corporation, GTECH Corporation, GTECH Rhode Island Corporation, GTECH Latin America Corporation and SunTrust Bank (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of GTECH Holdings Corporation filed on November 22, 2004).
4.2	Form of 4.750% Senior Note due 2010 (included in Exhibit 4.1).
4.3
Registration Rights Agreement, dated November 19, 2004, by and among Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the initial purchasers, and GTECH Holdings Corporation, GTECH Corporation, GTECH Rhode Island Corporation and GTECH Latin America Corporation (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of GTECH Holdings Corporation filed on November 22, 2004).
5.1	Opinion of Edwards & Angell, LLP regarding the validity of the securities being registered.
12.1	GTECH Holdings Corporation Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Edwards & Angell, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages of this Registration Statement).
25.1	Form T-1 Statement of Eligibility of the Trustee under the Indenture.

99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Registered Holders.
99.4	Form of Letter to Clients.